Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-200330) of WCI Communities, Inc., and

(2)	Registration Statement (Form S-8 No. 333-190105) pertaining to the WCI Communities, Inc. 2013 Incentive Award Plan, WCI Communities, Inc. Amended and Restated 2013 Long Term Incentive Plan, and WCI Communities, Inc. Amended and Restated 2013 Director Long Term Incentive Plan;

of our report dated February 25, 2015, with respect to the consolidated financial statements of WCI Communities, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
February 25, 2015